Continental Cement Company, L.L.C.

16100 Swingley Ridge Rd, Suite 230

Chesterfield, MO 63017

Telephone: (636) 532-7440

Fax: (636) 532-7445

March 7, 2014

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Notice of disclosure filed in Annual Report on Form 10-K under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs and Mesdames:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities Exchange Act of 1934, as amended, notice is hereby provided that Continental Cement Company, L.L.C. has made disclosure pursuant to those provisions in its Annual Report on Form 10-K for the year ended December 28, 2013, which was filed with the Securities and Exchange Commission on March 7, 2014.

Respectfully submitted,

CONTINENTAL CEMENT COMPANY, L.L.C.

By:	/s/ Mark Strieker
Name:	Mark Strieker
Title:	Vice President of Finance and Administration